Exhibit 99.1

Kodak’s 1st Quarter Results Show Improvement in Segment Profitability and Reduced Operating Costs

Reorganization on Track as Kodak Strengthens Liquidity

SG&A Expenses Reduced by $84 million

ROCHESTER, N.Y.--(BUSINESS WIRE)--April 27, 2012--Eastman Kodak Company today reported that its strategy of focusing on its most profitable businesses and strengthened cost controls resulted in profitability improvements in both of its business segments during the quarter and an increased cash balance at the end of the quarter.

Selling, General and Administrative (SG&A) expenses decreased by $84 million compared to the first quarter of 2011, as Kodak reduced its investment in unprofitable business lines and consolidated into two business segments – Commercial and Consumer. Kodak’s liquidity improved, ending the first quarter with a cash balance of $1.4 billion, up $500 million from year-end 2011, as a result of $600 million in net new financing, utilization of the Chapter 11 process, and reduced year-over-year cash usage for continuing operations.

“During the quarter, we took decisive steps – including filing for Chapter 11 and exiting unprofitable businesses – to accelerate our transformation and emerge in 2013 as a profitable, sustainable business,” said Antonio M. Perez, Chairman and Chief Executive Officer. “As a result, during the quarter we saw improved profitability of our Commercial and Consumer business segments. We will continue to exploit our competitive advantage at the intersection of materials science, digital imaging, and deposition technologies. Our commercial and consumer products and services continue to offer unique technologies and market-leading value propositions.

“With the support of our valuable suppliers, we continued to serve our customers with the same high-quality products and services that they have come to expect from Kodak. As demonstrated by our performance in the first quarter, Kodak’s reorganization is proceeding according to plan. As we move forward, we are continuing to make progress in realizing each of these fundamental objectives in our Chapter 11 filing. We have exceptionally talented and dedicated employees, and I am proud of the way they managed the immediate impact of the filing. I also want to extend appreciation to our customers for their continued loyalty.”

Kodak noted that since filing for Chapter 11 reorganization in January, the company has bolstered its liquidity, and made good progress in the process of monetizing its non-strategic intellectual property, right-sizing its legacy liabilities, and focusing the company on a core set of businesses that most profitably leverage Kodak’s exceptional technology and brand strengths.

Kodak’s revenue of $965 million in the quarter represented a decline of 27 percent from the same period in the prior year, reflecting the exit of digital cameras, continued secular decline of the traditional businesses, and a $61 million reduction in revenue associated with a tax refund sharing agreement with intellectual property licensees. This reduction is the result of a refund of Korean withholding taxes recorded in the quarter as a $122 million income tax benefit.

The Consumer Segment’s loss improved by $23 million in the first quarter of 2012 to $164 million from $187 million in the same period in the prior year. Excluding the impact of the Korean tax refund, the Consumer Segment generated an $84 million year-over-year improvement in profitability. Driving this improvement were several factors, including enhanced cost controls, solid revenue growth in the retail systems solutions business driven by higher demand for consumables, a 34% increase in consumer inkjet ink revenues, and the decision to phase out of the digital capture business.

The profitability of the Commercial Segment modestly improved, driven by a reduction in operating expenses, with a segment loss of $64 million. The improvement in operating expenses was partially offset by continued decline in the traditional business, price erosion on plates due to industry overcapacity, and the slowdown in industry activity prior to the start of the drupa trade show. At the drupa trade show, opening next week in Dusseldorf, Germany, Kodak will present one of the broadest, most integrated portfolios in the graphic communications industry. Among the new products Kodak will highlight are the 1,000 fpm KODAK PROSPER 6000XL Press, the 3,000 fpm KODAK PROSPER S30 Imprinting System, the KODAK FLEXCEL Direct Platemaking System, and KODAK SONORA XP Process-Free Plates.

On the basis of GAAP, the company reported a first quarter net loss of $366 million compared with a net loss of $246 million from the prior-year quarter. The results reflect the improvement in segment profitability discussed above, reorganization costs associated with the Chapter 11 case, the absence of a gain from an asset sale in the prior-year quarter, and higher restructuring charges, partially offset by the tax benefit from the net impact of the Korean tax refund.

Kodak noted that as of March 31, 2012, it was in compliance with all covenants under its lender agreements.

“Kodak is focusing on its opportunities, reducing costs, and fine-tuning the balance between liquidity and growth to enable the enterprise to emerge from its Chapter 11 restructuring in 2013 as a leaner, stronger, and sustainable business,” Mr. Perez said.

A full disclosure of Kodak’s quarterly performance is contained in a 10-Q report filed today with the U.S. Securities and Exchange Commission. The company also today filed with the SEC an Amended Form 10-K to report executive officer income normally filed in the Proxy Statement, as well as a Monthly Operating Report for the month of March with the U.S. Bankruptcy Court.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document includes "forward–looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward–looking statements include statements concerning the Company's plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, financing needs, business trends, and other information that is not historical information. When used in this document, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," “predicts”, "forecasts," or future or conditional verbs, such as "will," "should," "could," or "may," and variations of such words or similar expressions are intended to identify forward–looking statements. All forward–looking statements, including, without limitation, management's examination of historical operating trends and data are based upon the Company's expectations and various assumptions. Future events or results may differ from those anticipated or expressed in these forward-looking statements. Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the risks and uncertainties described in more detail in the Company's most recent annual report on Form 10–K for the year ended December 31, 2011, and quarterly report on Form 10-Q for the quarter ended March 31, 2012, under the headings "Business", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources" and those described in filings made by the Company with the U.S. Bankruptcy Court for the Southern District of New York and in other filings the Company makes with the SEC from time to time, as well as the following: the ability of the Company to continue as a going concern; the Company’s ability to comply with the Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) covenants in its Debtor-in-Possession Credit Agreement; the ability of the Company and its subsidiaries to develop, secure approval of and consummate one or more plans of reorganization with respect to the Chapter 11 cases; the potential adverse effects of the Chapter 11 proceedings on the Company's liquidity, results of operations, brand or business prospects; our ability to raise sufficient proceeds from the sale of non-core assets and the potential sale of our digital imaging patent portfolios within our plan; the Company's ability to generate or raise cash and maintain a cash balance sufficient to comply with the minimum liquidity covenants in its Debtor-in-Possession Credit Agreement and to fund continued investments, capital needs, restructuring payments and service its debt; our ability to maintain product reliability and quality; our ability to effectively anticipate technology trends and develop and market new products; and the impact of the global economic environment on the Company. There may be other factors that may cause the Company's actual results to differ materially from the forward–looking statements. All forward–looking statements attributable to the Company or persons acting on its behalf apply only as of the date of this document, and are expressly qualified in their entirety by the cautionary statements included in this document. The Company undertakes no obligation to update or revise forward–looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Eastman Kodak Company
First Quarter 2012 Results
Non-GAAP Reconciliation

Within the Company's first quarter 2012 earnings release, reference is made to the non-GAAP financial measure consumer segment loss improvement excluding tax refund sharing agreement.

The Company believes that this non-GAAP measure represents an important internal measure of performance. Accordingly, it is provided to give the same financial data management uses with the belief that this information will assist the users of it in properly assessing the underlying performance of the Company.

The following reconciliation is provided with respect to term used in the April 27, 2012, earnings release.

The following table reconciles consumer segment loss improvement excluding tax refund sharing agreement to the most directly comparable GAAP measure of consumer segment loss improvement (amounts in millions):

	Q1	Q1
	2012	2011	Improvement

Consumer segment loss excluding tax refund sharing agreement	$(103)	$(187)	$(84)
Revenue reduction for sharing of tax refund	61	-	$61
Consumer segment loss (GAAP basis), as presented	$(164)	$(187)	$(23)

CONTACT:
Kodak
Christopher Veronda, +1-585-724-2622
Christopher.Veronda@kodak.com